UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                        Emmis Broadcasting Corporation
                               (Name of Issuer)

                     Class A Common Stock, $0.01 par value
                        (Title of Class of Securities)

                                   291525103
                                (CUSIP Number)

         Check the following box if a fee is being paid with this statement: [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                 Page 1 of 20


______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   2    of  20  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |   Morgan Stanley Group Inc.                                        |
|    |      13-2838811                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                    |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 480,000                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 298,861                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 480,000                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 298,861                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           778,861                                                  |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          9.4                                                       |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   3    of  20  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      The Morgan Stanley Leveraged Equity Fund, L.P.                |
|    |      13-3284521                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |           Delaware                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 285,001                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 285,001                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           285,001                                                  |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          3.5                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   4    of  20  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Morgan Stanley LEF I, Inc.                                    |
|    |      13-3535260                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |           Delaware                                                 |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 285,001                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 285,001                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |           285,001                                                  |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |          3.5                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   5    of 20 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      The Morgan Stanley Leveraged Mezzanine Fund, L.P.             |
|    |      13-3284523                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             -0-                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             -0-                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   6    of 20 Pages      |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      The Morgan Stanley Leveraged Capital Fund, Inc.               |
|    |      13-3286788                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             -0-                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             -0-                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   7    of  20  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      CIGNA Corporation                                             |
|    |      06-1059331                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 285,061                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 285,061                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             285,061                                                |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             3.5                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       HC, CO                                                       |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   8    of  20  Pages    |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      CIGNA Leveraged Capital Fund, Inc.                            |
|    |      23-1730141                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 285,007                                       |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 285,007                                       |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             285,007                                                |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             3.5                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   9    of   20   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      CIGNA Funding Limited Partnership                             |
|    |      06-1139876                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            Delaware                                                |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | -0-                                           |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |  6                                            |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | -0-                                           |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |  6                                            |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             6                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |             <1                                                     |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 291525103         |     13G     | Page   10   of   20   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |      Jeffrey H. Smulyan                                            |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |            U.S.A.                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 2,694,317 See Item 4                          |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | -0-                                           |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 2,694,317 See Item 4                          |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | -0-                                           |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |             2,694,317                                              |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |X| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |            25.1                                                    |
|    |                                                                    |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       IN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



Item 1(a).  Name of Issuer.

               Emmis Broadcasting Corporation (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices.

               950 North Meridian Street
               Suite 1200
               Indianapolis, Indiana 46204

Item 2(a).  Name of Person Filing.

               CIGNA Corporation ("CIGNA")

               CIGNA Funding Limited Partnership
                 ("CIGNA Funding")

               CIGNA Leveraged Capital Fund, Inc.
                 ("CIGNA Capital")

               Morgan Stanley Group Inc. ("Morgan Stanley")

               The Morgan Stanley Leveraged Equity Fund, L.P.
                 ("MSLEF")

               Morgan Stanley LEF I, Inc.  ("MSLEF Inc.")

               The Morgan Stanley Leveraged Mezzanine Fund, L.P.
                 ("MSLMF")

               Morgan Stanley Leveraged Capital Fund, Inc.
                 ("Morgan Capital")

               Jeffrey H. Smulyan


               In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if None, Residence.

               The address of the principal business and principal office of each of Morgan Capital, MSLEF, MSLMF, and MSLEF Inc. is 1221 Avenue of the Americas, New York, New York 10020 and the address of the principal business and principal office of Morgan Stanley, 1585 Broadway, New York, NY 10036.

               The address of CIGNA is One Liberty Place, Philadelphia, Pennsylvania 19192. The address of each of CIGNA Capital and CIGNA Funding is 900 Cottage Grove Road, Bloomfield, Connecticut 06002.

               The address of the principal business and principal office of Jeffrey H. Smulyan is 950 North Meridian Street, Suite 1200, Indianapolis, Indiana 46204.

Item 2(c).  Citizenship.

               The citizenship of each of Morgan Stanley, Morgan Capital, MSLEF, MSLMF, CIGNA, CIGNA Capital and CIGNA Funding is Delaware.

               The citizenship of Jeffrey H. Smulyan is United States of
America.

Item 2(d).  Title of Class of Securities.

               This statement relates to the Company's Class A Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number.

               291525103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                 _
         (a)    |_|        Broker or dealer registered under Section 15 of the
                           Act,
                 _
         (b)    |_|        Bank as defined in Section 3(a)(6) of the Act,
                 _
         (c)    |_|        Insurance Company as defined in Section 3(a)(19) of
                           the Act,
                 _
         (d)    |_|        Investment Company registered under Section 8 of
                           the Investment Company Act,
                 _
         (e)    |_|        Investment Advisor registered under Section 203 of
                           the Investment Advisers Act of 1940,
                 _
         (f)    |_|        Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or Endowment
                           Fund; see Section  240.13d-1(b)(1)(ii)(F),
                 _
         (g)    |_|        Parent Holding Company, in accordance with Section
                           240.13d-1(b)(1)(ii)(G) (Note: See Item 7),
                 _
         (h)    |_|        Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(H).

               Not applicable.


Item 4.  Ownership.

               (a), (b) and (c)

               Prior to the date hereof, certain shareholders entered into a certain shareholders agreement (the "Shareholders Agreement") and/or into two restructuring agreements (together, the "Restructuring Agreements"). As of July 14,1995, the Shareholders Agreement and the Restructuring Agreements are no longer in force. When such agreements were in force certain of the shares of the Company's Class A Common Stock covered by this statement were subject either to the Shareholders Agreement or the Restructuring Agreements, which each contained provisions regarding, among other things, restrictions on transferability and voting of the Company's Class A and Class B Common Stock and certain agreements as to sales or other dispositions of such stock. This Amendment No. 1 to Schedule 13G is being filed jointly by persons who were parties to the Shareholders Agreement and the Restructuring Agreements and certain of their affiliates. All future filings with respect to transactions in the Company's Common Stock will be filed, if required, by such persons in their individual capacity.

               The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, a member of a group or the beneficial owner of any securities covered by this statement except as described below. As of December 31, 1995 each of the persons filing this statement may be deemed to be the beneficial owner of the shares of Class A Common Stock set forth opposite such person's name in the table below.


                                         Beneficial Ownership at      % at
                                               12/31/95(1)         12/31/95(2)
                                         -----------------------   -----------

Morgan Stanley Group Inc.(3)                     778,861               9.6

The Morgan Stanley Leveraged
  Equity Fund, L.P.(4)                           285,001               3.5

Morgan Stanley LEF I, Inc. (4)                   285,001               3.5

The Morgan Stanley Leveraged Mezzanine
  Fund, L.P.                                        0                  0.0

The Morgan Stanley Leveraged
  Capital Fund, Inc.                                0                  0.0

CIGNA Funding Limited
  Partnership(5)                                    6                  <1

CIGNA Corporation(6)                             285,061               3.5

CIGNA Leveraged Capital Fund, Inc.(4)(5)         285,007               3.5

Jeffrey H. Smulyan(7)                           2,694,317             25.1

------------
Footnotes appear on the next page.


               (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

               (2) Based on the 8,128,947 shares of Class A Common Stock reported to be outstanding in the Company's report on Form 10-Q filed for the quarter ended November 30, 1995, except as otherwise indicated in footnote (7) below.

               (3) Morgan Stanley may be deemed to have shared voting and dispositive power with respect to the 285,001 shares held by MSLEF, see footnote (4). Morgan Stanley's beneficial ownership of 778,861 shares as of 12/31/1995 includes 13,860 shares held for clients over which Morgan Stanley exercises investment discretion.

               (4) The general partners of MSLEF are MSLEF Inc., a wholly-owned subsidiary of Morgan Stanley, and CIGNA Capital, an indirect wholly-owned subsidiary of CIGNA. Each of MSLEF, MSLEF Inc. and CIGNA Capital may be deemed to have shared voting and dispositive power with respect to shares held by MSLEF.

               (5) CIGNA Capital is the sole general partner of CIGNA Funding.

               (6) CIGNA may be deemed to have shared voting and dispositive power with respect to the 285,001 shares held by MSLEF (see footnote (4)), with respect to the 6 shares held by CIGNA Funding (see footnotes (4) and (5)) and with respect to the 54 shares owned by two indirect, wholly-owned subsidiaries, Connecticut General Life Insurance Company and CIGNA Property and Casualty Insurance Company.

               (7) Mr. Smulyan holds 122,227 shares of Class A Common Stock as trustee for the Emmis Broadcasting Corporation Profit Sharing Trust. Mr. Smulyan disclaims beneficial ownership of such shares. Mr. Smulyan owns 80,000 shares of Class A Common Stock. In addition, Mr. Smulyan owns 2,614,317 shares of Class B Common Stock, which represents all outstanding Class B Common Stock. Each share of Class B Common Stock is entitled to ten votes, with certain limited exceptions. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock at any time. Accordingly, Mr. Smulyan may be deemed to beneficially own 2,694,317 shares of the Class A Common Stock, representing 25.1% of the 10,743,264 shares of Class A Common Stock that would be outstanding upon such conversion.



Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |x|

Item 6.        Ownership of More than Five Percent on behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Item 4, above.

Item 8.   Identification and Classification of Members of the Group.

               Not applicable.

Item 9.   Notice of Dissolution of Group.

               As of July 14, 1995, the Shareholders Agreement and the Restructuring Agreements ceased to be in effect. Consequently, all filings subsequent to the date hereof with respect to transactions in Common Stock of the Company will be made, if required by persons filing this statement, in their individual capacity.

Item 10.  Certification.

               Not applicable.



                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  February 14, 1996


                                       MORGAN STANLEY GROUP INC.



                                       By: /s/ Peter R. Vogelsang
                                          ---------------------------
                                          Name: Peter R. Vogelsang
                                          Title: Secretary



                                       THE MORGAN STANLEY LEVERAGED
                                         EQUITY FUND, L.P.

                                       By: Morgan Stanley LEF I,
                                           Inc., as general partner



                                       By: /s/ Peter R. Vogelsang
                                          ---------------------------
                                          Name: Peter R. Vogelsang
                                          Title: Secretary



                                       MORGAN STANLEY LEF I, INC.



                                       By: /s/ Peter R. Vogelsang
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary



                                       THE MORGAN STANLEY LEVERAGED
                                          MEZZANINE FUND, L.P.

                                       By Morgan Stanley Leveraged
                                          Capital Fund, Inc., as
                                          general partner



                                       By: /s/ Peter R. Vogelsang
                                          ---------------------------
                                          Name: Peter R. Vogelsang
                                          Title: Secretary



                                       MORGAN STANLEY LEVERAGED
                                          CAPITAL FUND, INC.



                                       By: /s/ Peter R. Vogelsang
                                          ---------------------------
                                          Name: Peter R. Vogelsang
                                          Title: Secretary



                                            /s/ Jeffrey H. Smulyan
                                          ---------------------------
                                          JEFFREY H. SMULYAN





                                       CIGNA CORPORATION


                                       By: /s/ Kathryn Pietrowiak
                                          ---------------------------
                                          Name:    Kathryn Pietrowiak
                                          Title: Assistant Corporate
                                                   Secretary



                                       CIGNA FUNDING LIMITED
                                         PARTNERSHIP

                                       By CIGNA Leveraged Capital Fund
                                         Inc., as general partner



                                       By: /s/ Linda W. Schumann
                                          ---------------------------
                                          Name: Linda W. Schumann
                                          Title: Vice President



                                       CIGNA LEVERAGED CAPITAL FUND,
                                         INC.



                                       By: /s/ Linda W. Schumann
                                          ---------------------------
                                          Name: Linda W. Schumann
                                          Title: Vice President












Attention: Intentional misstatements or omissions of fact constitute Federal Criminal violations (see 18 U.S.C. 10001).